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                                                                    Exhibit 99.2
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                        Text of Management's Presentation

BSB Bancorp, Inc.
Teleconference/Webcast Comments
July 20, 2001  11:00 AM ET

Larry G. Denniston, SVP and Corporate Secretary

"Thank you.

Good morning and welcome to our teleconference and webcast to discuss the Company's second quarter 2001 financial results.

Participants today are BSB's President and Chief Executive Officer, Howard W. Sharp and Senior Vice President and Chief Financial Officer, Rexford C. Decker. Howard will open with a review of the company's activities in the 2nd quarter and Rex will then review the financial results. A question and answer session will follow their remarks.

Let me remind you that this presentation contains forward-looking statements, including those regarding the projected performance of BSB Bancorp, Inc. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from any forward-looking information discussed in this call since forward-looking information may involve significant risks and uncertainties. Factors that might cause such differences include, but are not limited to: fluctuations in interest rates, government regulations and economic conditions and competition in the geographic and business areas in which BSB conducts its operations, as well as unanticipated loan losses and other similar conditions. Except as required by law, BSB disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements made today to reflect future events or developments. For additional information regarding BSB, including a discussion of related risk factors, please refer to BSB's public filings with the Securities and Exchange Commission which are available online at http://www,sec,gov/.

We will now begin with President and Chief Executive Officer, Howard Sharp."
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Howard W. Sharp, President and CEO


I would like to begin by thanking the listeners for their continuing interest in BSB. In previous quarters our performance has tested the patience of our shareholders and I am glad to be able to report to you today about continuing improvements in the Company. Before getting into the numbers for the quarter, I would like to review some of the objectives we have told you about since I came to BSB in the 4th Quarter last year.

     o Determine the condition of the loan portfolios. Ernst & Young Consulting was retained in the 4th quarter of 2000 to assist grading the commercial loan portfolio, an effort that has resulted in our strengthened loan rating system.

     o Analyze the Bank's earnings and capital capacity to support the high level of past due and non-performing loans. Our assessment of earnings, capital and requirements for loan loss provisioning resulted in our decision to continue the Company's dividend at its existing level.

     o Strengthen credit administration. Under the direction of our new Risk Management Officer, our loan policies were rewritten to reflect the new standards and the commercial loan underwriting and administration functions were separated from loan originations.

     o Reduce the amount of commercial loans and the high-cost "wholesale" funding which had supported the historical commercial loan growth.

     The commercial loan reduction is being accomplished through several actions

          1. Restricting commercial loans to relationship accounts in the markets served by the Bank's full-service branches.

          2.   More stringent underwriting

          3. The creation of a "special assets" unit to accelerate the disposition of certain large, classified, out of territory, or for other reasons undesirable loans.

The special assets unit began to function this past March. Three hundred seventy-five (375) accounts with $210 million in balances were assigned to the unit. By the end of June special assets were reduced to 324 accounts with $165 million in balances.

Improving commercial loan quality was our highest priority in the last quarter. There were other issues as well:

Liquidity had been a persistent problem at BSB, but through the reduction in commercial lending, the quarter-end numbers evidenced improvement in our liquidity.
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We also sold in the second quarter a small grocery store branch in Oswego, New
York, in our efforts focus any expansion efforts in, or adjacent to, our existing core markets; especially Syracuse our largest market and one in which we believe opportunity exists to enlarge our market share. We are very pleased to report that we have received regulatory approval to establish a new full-service branch in the Syracuse suburb of Fayetteville. We expect the branch will open in late summer. In short, while non-performing and delinquent loans remain unacceptably high, we believe that we have the people and process in place to continue to show improvement. We are also pleased with the core earnings strength of BSB as demonstrated again in the second quarter.

With that, I would like to introduce Rex Decker, our CFO, for a more detailed presentation of the second quarter financial results. Rex and I will then take questions.

     Rex:
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Rexford C. Decker, SVP and Chief Financial Officer

Thank you Howard and good morning to everyone joining us today. I will begin by comparing the second quarter of 2001 results with the linked first quarter of 2001 and follow with a comparison of the second quarter of 2001 and the second quarter of 2000.

Net interest income increased approximately $400,000 in the second quarter. This increase was attained despite average earning asset balances in the second quarter being approximately $79 million less than the first quarter as we continue to reduce outstanding commercial loans. This increase in net interest income is reflected in our improved interest rate margin for the second quarter of 4.06% compared to 3.84% in the first quarter. Consistent with the market reduction of short-term interest rates, our cost of funds declined 50 basis points from the first to the second quarter compared to a decline of only 27 basis points in the yield on our earning assets.

Net interest income declined approximately $2.5 million from the second quarter of 2000 to the second quarter of 2001 because of a decrease in both earning asset balances and margin and an increase in non-performing assets.

Our provision for credit losses was $4.5 million for the second quarter of 2001 compared to the $4.7million taken in the first quarter of 2001. This is down slightly from the $5.0 million taken in the second quarter of 2000. During 2001, an improved and more detailed asset grading system has been put into place and provides a better analysis of the loans in our portfolios and the allowance needed for certain loans. The allowance at June 30th 2001 is considered adequate.

Non-interest income was $3.1 million for the second quarter of this year, up nearly $400,000 from the first quarter. The majority of that increase was a premium of approximately $300,000 (or two cents per share) associated with the sale of BSB's Oswego branch. Brokerage Service Fees were down slightly but were offset with an increase in Trust Fees.

This year's second quarter non-interest income was down just over $300,000 compared to the second quarter of 2000. When you remove the premium on the branch sale, non-interest income was down approximately $600,000. The main reason for this decline is the outsourcing of the merchant credit card business in December of 2000, which lowered non-interest income by approximately $500,000 from the second quarter of 2000. There was an associated reduction in operating expense of approximately the same amount. The other major decline was a decrease in Brokerage Service Fees of approximately $150,000. This business is cyclical in nature and may cause fluctuations in income between periods.

We continue to scrutinize operating expenses carefully. Our efficiency ratio continues to be strong at 45.23% for the second quarter of 2001 but that only tells part of the story. Expense growth can be tolerated if it provides bottom line growth. With that in mind,
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during the second quarter, a profitability system was implemented to monitor
Business Unit Profitability and responsibility for Unit Profitability is with the Department Manager. This system provides Unit Managers with their trend lines of bottom line profitability and return on risk adjusted capital. It also provides detailed information managers can use to determine changes in their profitability and steps to meet performance standards bank wide and on a departmental basis.

Operating expenses were up about $200,000 in the second quarter over the first quarter of this year. Of this increase, $180,000 pertained to increased advertising cost during the quarter in the Syracuse region in anticipation of the regulatory approval for the opening of a new branch in the Syracuse suburb of Fayetteville. Marketing and advertising efforts directed at both loans and deposits will continue at an increased level in the Syracuse market area.

Operating expenses were down about $800,000 from the second quarter of 2000 compared to the second quarter of 2001. As mentioned earlier, expenses associated with the merchant credit card business, which is now outsourced, were approximately $500,000 in the second quarter of 2000. Smaller reductions in building occupancy costs and telecommunications line costs were the largest other factors in the decrease.

Margin improved 22 basis points to 4.06% from the first quarter generally because of our ability to reduce higher cost deposits. Our cost of funds declined by 50 basis points during the quarter. The bank continues to maintain a reasonably evenly matched balance sheet to try to minimize large swings in net interest income. The declining C & I loan portfolio has given us the ability to reduce our demand for deposits and has also given us relief from tightened liquidity.

Margin dropped from 4.38% in the second quarter of 2000 to its present level largely because the increased levels of non-performing loans. This accounted for about 20 basis points of the decline in margin.

Return on Average Assets and Return on Average Equity rose to .98% and 13.74%, respectively, in the second quarter of 2001 from .88% and 12.69% respectively, in the first quarter of this year. The impact on both ratios of the premium from the sale of the Oswego Branch was 3 basis points on Return on Average Assets and 38 basis points on Return on Average Equity for the six months of 2001.

Return on Average Assets and Return on Average Equity ratios all declined from the second quarter of 2000 as profitability was decreased due to lower earning asset balances and lower margins.

Non-performing loans declined $3.8 million from March 31, 2001 to June 30, 2001. Our goal is to reduce these loans as rapidly as possible by whatever means yields the best final results to the bank. During the quarter, $12.4 million of loans previously reserved for were charged-off. Loans charged-off for the first quarter of 2001 were $3.2 million and were $3.1 million for the second quarter of 2000. Recoveries of loans charged off
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amounted to $1.7 million in the second quarter of this year. This compares to
$700,000 in the first quarter of this year and $300,000 in the second quarter of 2000.

Earning assets decreased approximately $135 million during the quarter of which about $114 million of the decline was commercial and industrial loans and $43 million were in available for sale securities. As you know, the commercial loan portfolio is being reduced as the bank looks to shrink its components of higher risk assets and work off non-performing assets. Indicators that our risk profile is changing are the risk based capital ratios for the bank. Our tier 1 capital to risk adjusted assets ratio was 10.89% at June 30th, 2001, 9.85% at March 31, 2001 and 9.94% at June 30th, 2000. Our total risk based capital to risk adjusted assets ratio was 12.16% at June 30th, 2001, 11.12% at March 31, 2001 and 11.19%
at June 30th, 2000.

Deposits declined approximately $125 million during the quarter. Of this decline, $113 million was in the following types of high cost deposits: Brokered certificates $45million Money desk certificates $38 million Negotiable certificates $15 million Municipal deposits $15 million

The Bank will maintain these types of deposits only to the levels needed.

In conclusion, our work is far from done but we will continue to progress toward our goal for increased profitability and lower risk within the Bank. I'll now open up the call to anyone with questions for Howard or me.